                                                                    EXHIBIT 15.1

July 20, 1999

SYSCO Corporation:

     We are aware that SYSCO Corporation has incorporated by reference in the Proxy Statement/ Prospectus and Registration Statement on Form S-4 its Forms 10-Q for the quarters ended September 26, 1998, December 26, 1998 and March 27, 1999, which include our reports dated November 4, 1998, and February 5 and May 5, 1999, respectively, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the Proxy Statement/Prospectus and Registration Statement prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Securities Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP

Arthur Andersen LLP